Exhibit (d)(5)(b)

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Advisory Agreement (as defined below), effective as of February 1, 2024 (the “Effective Date”):

Term	Means
“Advisory Agreement”	The Investment Advisory Agreement between the Trust and Adviser, on behalf of the Fund, dated January 12, 2021
“Adviser”	Hillman Capital Management, Inc.
“Trust”	ALPS Series Trust
“Fund”	Hillman Value Fund

Except as amended hereby, all terms of the Advisory Agreement remain in full force and effect. This Amendment includes the amendment in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

Hillman Capital Management, Inc.		ALPS SERIES TRUST, on behalf of the Fund
By:	/s/ Mark A. Hillman	By:	/s/ Lucas Foss
Name:	Mark A. Hillman	Name:	Lucas Foss
Title:	CEO & Chief Investment Officer	Title:	President

Exhibit (d)(5)(b)

Schedule A to this Amendment

Amendments

As of the Effective Date, the Advisory Agreement is amended as follows:

1.	Exhibit A is replaced in its entirety with the following:

EXHIBIT A

FUND	ADVISORY FEE
Hillman Value Fund	0.70%

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Advisory Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Advisory Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Advisory Agreement.